Exhibit 99.2

DIGIMARC CORPORATION

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

DIGIMARC CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(UNAUDITED)

	June 30, 2008	December 31, 2007(1)
ASSETS
Current assets:
Cash and cash equivalents	$24,492	$19,582
Restricted cash	—	205
Short-term investments	3,849	3,568
Trade accounts receivable, net	17,481	18,498
Inventory, net	5,035	7,316
Other current assets	3,587	2,628
Total current assets	54,444	51,797
Restricted cash	8,573	9,358
Property and equipment, net	68,929	66,277
Intangibles, net	12,578	13,462
Other assets, net	1,240	1,129
Total assets	$145,764	$142,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,471	$6,092
Accrued payroll and related costs	4,140	1,952
Deferred revenue	5,078	6,239
Other current liabilities	2,131	1,955
Total current liabilities	18,820	16,238
Long-term deferred revenue, net of current portion	7,138	7,007
Other long-term liabilities	1,141	1,455
Total liabilities	27,099	24,700
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock (22,508,533 and 21,838,375 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively)	23	22
Additional paid-in capital	221,998	217,341
Accumulated deficit	(103,356)	(100,040)
Total stockholders’ equity	118,665	117,323
Total liabilities and stockholders’ equity	$145,764	$142,023

___________________

(1)	Derived from the Company’s December 31, 2007 audited consolidated financial statements

See Notes to Unaudited Consolidated Financial Statements.

DIGIMARC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Service	$25,920	$22,538	$50,594	$43,837
Product and subscription	4,825	4,826	10,721	10,373
Total revenue	30,745	27,364	61,315	54,210
Cost of revenue:
Service	17,432	15,089	33,635	29,804
Product and subscription	1,907	1,988	4,327	4,088
Total cost of revenue	19,339	17,077	37,962	33,892
Gross profit	11,406	10,287	23,353	20,318
Operating expenses:
Sales and marketing	4,473	4,365	9,096	8,642
Research, development and engineering	2,488	1,883	4,766	3,925
General and administrative	4,136	3,809	8,720	7,907
Amortization of intangibles	463	509	883	1,009
Intellectual property	513	476	1,058	975
Acquisition related costs	1,448	—	2,537	—
Total operating expenses	13,521	11,042	27,060	22,458
Operating income (loss)	(2,115)	(755)	(3,707)	(2,140)
Other income (expense), net	362	402	715	784
Income (loss) before provision for income taxes	(1,753)	(353)	(2,992)	(1,356)
(Provision) benefit for income taxes	(202)	(142)	(324)	(161)
Net income (loss)	$(1,955)	$(495)	$(3,316)	$(1,517)
Net income (loss) per share—basic	$(0.09)	$(0.02)	$(0.15)	$(0.07)
Net income (loss) per share—diluted	$(0.09)	$(0.02)	$(0.15)	$(0.07)
Weighted average shares outstanding—basic	21,502	20,898	21,422	20,847
Weighted average shares outstanding—diluted	21,502	20,898	21,422	20,847

See Notes to Unaudited Consolidated Financial Statements.

DIGIMARC CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

(UNAUDITED)

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
BALANCE AT DECEMBER 31, 2006	21,191,918	$22	$211,209	$(99,740)	$111,491
Initial adjustment to adopt FIN 48	—	—	—	145	145
Exercise of stock options	325,709	—	1,624	—	1,624
Issuance of employee stock purchase plan shares	119,143	—	920	—	920
Issuance of restricted common stock	309,490	—	—	—	—
Purchase and retirement of common stock	(107,885)	—	(357)	—	(357)
Stock-based compensation expense	—	—	3,945	—	3,945
Net loss	—	—	—	(445)	(445)
BALANCE AT DECEMBER 31, 2007	21,838,375	22	217,341	(100,040)	117,323
Exercise of stock options	294,426	1	2,121	—	2,122
Issuance of employee stock purchase plan shares	67,558	—	509	—	509
Issuance of restricted common stock	347,280	—	—	—	—
Purchase and retirement of common stock	(39,106)	—	(295)	—	(295)
Stock-based compensation expense	—	—	2,322	—	2,322
Net loss	—	—	—	(3,316)	(3,316)
BALANCE AT JUNE 30, 2008	22,508,533	$23	$221,998	$(103,356)	$118,665

See Notes to Unaudited Consolidated Financial Statements.

DIGIMARC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Six Months Ended
	June 30, 2008	June 30, 2007
Cash flows from operating activities:
Net loss	$(3,316)	$(1,517)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,117	7,801
Stock-based compensation expense	2,322	2,012
Other non-cash charges	—	(49)
Changes in operating assets and liabilities:
Restricted cash	990	378
Trade and unbilled accounts receivable	1,017	(1,996)
Inventory, net	2,281	(430)
Other current assets	(959)	(332)
Other assets, net	(111)	54
Accounts payable	1,379	142
Accrued payroll and related costs	2,188	(1,887)
Deferred revenue	(1,030)	2,651
Other liabilities	102	(116)
Net cash provided by (used in) operating activities	13,980	6,711
Cash flows from investing activities:
Purchase of property and equipment and capitalized labor costs	(10,834)	(11,109)
Sale or maturity of short-term investments	103,395	76,807
Purchase of short-term investments	(103,676)	(78,522)
Net cash provided by (used in) investing activities	(11,115)	(12,824)
Cash flows from financing activities:
Issuance of common stock	2,631	1,011
Purchase of common stock	(295)	(140)
Principal payments under capital lease obligations	(291)	(312)
Net cash provided by (used in) financing activities	2,045	559
Net increase (decrease) in cash and cash equivalents	4,910	(5,554)
Cash and cash equivalents at beginning of period	19,582	23,135
Cash and cash equivalents at end of period	$24,492	$17,581
Supplemental disclosure of cash flow information:
Cash paid for interest	$92	$38
Cash paid for income taxes	$304	$323
Summary of non-cash investing and financing activities:
Equipment acquired or exchanged under capital lease obligations	$51	$244

See Notes to Unaudited Consolidated Financial Statements.

DIGIMARC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

(UNAUDITED)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Digimarc Corporation (“Digimarc” or the “Company”) is a supplier of secure identity solutions and advanced technologies for use in media identification and management. The Company’s solutions enable governments and businesses around the world to deter counterfeiting and piracy, enhance traffic safety and national security, combat identity theft and fraud, facilitate the effectiveness of voter identification programs, improve the management of media content, and support new digital media distribution models that provide consumers with more choice and access to media content.

Pending Acquisition of Digimarc and Spin-Off of Digital Watermarking Business

On March 23, 2008, the Company entered into a definitive agreement (the “Original Merger Agreement”) with L-1 Identity Solutions, Inc. (“L-1”) pursuant to which a subsidiary of L-1 would be merged with and into the Company, with the Company continuing after the merger as a wholly-owned subsidiary of L-1. Immediately prior to the merger, the Company would contribute all of the assets and liabilities related to the Company’s digital watermarking business, together with all of the Company’s cash, to a wholly-owned subsidiary of the Company, the shares of which will be distributed to the Company’s stockholders in a taxable spin-off transaction. The Original Merger Agreement provided for a combination of cash and L-1 common stock to be paid to the Company’s stockholders upon effectiveness of the merger, with an aggregate transaction value of approximately $250 million based on the market value of L-1 common stock on the date of the Original Merger Agreement.

On June 29, 2008, the Company and L-1 entered into an Amended and Restated Agreement and Plan of Merger, which provides for cash consideration to the Company’s stockholders in an aggregate amount of $310 million following the spin-off of the Company’s digital watermarking business and cash on hand. The proposed transaction will be effected through a tender offer by L-1 for the Company’s common stock, followed by a second-step merger of a wholly-owned subsidiary of L-1 with and into the Company, with the Company continuing after the merger. In addition, all outstanding options to purchase shares of the Company’s common stock will vest and become fully exercisable prior to the record date for the spin-off (the “spin-off record date”). Holders of Digimarc stock options will be given the opportunity to exercise their stock options on or prior to the spin-off record date and, to the extent the stock options are exercised, the holders of shares of the Company’s common stock issued upon exercise can participate in the tender offer or receive cash consideration for their shares in the merger. All outstanding shares of Digimarc restricted stock will become fully vested on or prior to the spin-off record date, and holders of shares of Digimarc restricted stock will be stockholders for purposes of the spin-off and can participate in the tender offer or receive cash consideration for their shares in the merger.

L-1 commenced a tender offer for the Company’s common stock on July 3, 2008 pursuant to an Offer to Purchase, which was filed as an exhibit to L-1’s Schedule TO (“tender offer”) filed with the SEC on July 3, 2008 (as amended, the “Offer to Purchase”). The amended offer price is $12.25 per share of the Company’s common stock (including associated preferred stock purchase rights). Completion of the tender offer is subject to a minimum number of shares of the Company’s common stock being tendered, completion of the spin-off and certain other customary conditions, as described in the Offer to Purchase. If the Registration Statement on Form 10 filed by DMRC Corporation, an indirect wholly owned subsidiary of the Company that will be the surviving entity of the spin-off, has not been declared effective by the SEC prior to the spin-off, the equity interests of the spin-off entity will be transferred to a newly-created trust for the benefit of the Company’s stockholders as of the spin-off record date, and the trust will distribute the equity interests to Company’s stockholders as of the spin-off record date upon effectiveness of the Registration Statement on Form 10.

The completion of the merger is subject to payment by L-1 for the shares of the Company’s common stock tendered in the tender offer, approval of the merger agreement by the Company’s stockholders, if required by law, and completion of the spin-off prior to the expiration of the tender offer and other customary closing conditions. On June 12, 2008 the Federal Trade Commission granted early termination of the antitrust review process under the Hart-Scott-Rodino Act. The transaction is not subject to any financing condition. There is no assurance that the tender offer, the merger and spin-off will be consummated in a timely manner, if at all.

The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) filed by L-1 with the SEC and the solicitation/recommendation statement filed by Digimarc with the SEC contain important information which we encourage investors and securityholders to read.

Principles of Consolidation

The consolidated financial statements include the accounts of Digimarc and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Interim Financial Statements

The accompanying consolidated financial statements have been prepared from the Company’s records without audit and, in management’s opinion, include all adjustments (consisting of only normal recurring adjustments) necessary to fairly reflect the financial condition and the results for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (the “U.S.”) have been condensed or omitted under the rules and regulations of the SEC.

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 29, 2008. The results of operations for the interim periods presented in these consolidated financial statements are not necessarily indicative of the results for the full year.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. requires Digimarc to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. These include revenue recognition on long-term service contracts, impairments and estimation of useful lives of long-lived assets, inventory valuation, reserves for uncollectible accounts receivable, valuation allowance for deferred tax assets, contingencies and litigation and stock-based compensation. Digimarc bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Investments

The Company considers all investments with original maturities over 90 days that mature in less than one year to be short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. Short-term investments include federal agency notes, company notes, and commercial paper. The Company’s marketable securities are generally classified as held-to-maturity as of the balance sheet date and are reported at amortized cost, which approximates market. The book value of these investments approximates fair market value and, accordingly, no amounts have been recorded to other comprehensive income.

A decline in the market value of any security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. There have been no other-than-temporary impairments identified or recorded by the Company.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using a method that approximates the effective-interest method. Dividend and interest income are recognized when earned.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, short-term investments, trade accounts receivable, accounts payable and accrued payroll approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases approximate fair value as the stated interest rates approximate current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Software Development Costs

Under SFAS No. 86, Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are to be capitalized beginning when a product’s technological feasibility has been established and ending when a product is made available for general release to customers. To date, the establishment of technological feasibility of the Company’s products has occurred shortly before general release and, therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to research and development expense.

Internal use software development costs are accounted for in accordance with AICPA SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally three to five years. Costs incurred in the post-implementation stage are expensed as incurred. Internal use software development projects that have been capitalized to date relate to card manufacturing and control systems software.

2. Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective the first fiscal year beginning after November 15, 2007. The Company has applied the provisions of this standard regarding the framework of measuring fair value and noted no material effect on the current financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Option for the Financial Assets and Financial Liabilities, which permits entities to choose to measure certain financial assets and liabilities at fair value. SFAS No. 159 is effective the first fiscal year beginning after November 15, 2007. The Company has elected not to measure certain financial assets and liabilities at fair value as permitted by SFAS No. 159.

In April 2008, FASB issued Staff Position No. FAS 142-3 Determination of the Useful Life of Intangible Assets (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of this Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations, and other U.S. generally accepted accounting principles. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently reviewing the effect, if any, the proposed guidance will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS NO. 162, The Hierarchy of Generally Accepted Accounting Principles, which identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on the Company’s financial statements.

3. Revenue Recognition

Certain customer arrangements encompass multiple deliverables, such as software, hardware sales, consumables sales, maintenance fees, and software development fees. The Company accounts for these arrangements in accordance with EITF Issue No. 00-21. If the deliverables meet the criteria in EITF Issue No. 00-21, the deliverables are divided into separate units of accounting and revenue is allocated to the deliverables based on their relative fair values. The criteria specified in EITF Issue No. 00-21 are as follows (i) the delivered item has value to the customer on a stand-alone basis, (ii) there is objective and reliable evidence of the fair value of the undelivered item, and (iii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. For our purposes, fair value is generally defined as the price at which a customer could purchase each of the elements independently from other vendors or as the price that the Company has sold the element separately to another customer. Management applies judgment to ensure appropriate application of EITF Issue No. 00-21, including value allocation among multiple deliverables, determination of whether undelivered elements are essential to the functionality of delivered elements and timing of revenue recognition, among others. Revenue is recognized in accordance with SAB 104 when the following four criteria are met (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collection is probable.

AICPA SOP No. 98-9 requires that revenue be recognized using the “residual method” in circumstances when vendor specific objective evidence (“VSOE”) exists only for undelivered elements. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of AICPA SOP No. 97-2, and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

Applicable revenue recognition criteria is considered separately for each separate unit of accounting as follows:

•

Revenue from the Company’s government-issued credential systems is generally billed and recognized on a per card produced basis. The Company recognizes revenue on these contracts based on the actual monthly production, if available, and in limited situations on estimated volume information. When actual production information becomes available, typically within one month, the Company bills the customer accordingly and any differences from the estimates are recognized in the month the billing occurs. Differences to date have not been significant.

•

Revenue related to an enhancement of, or upgrade to, an existing system is deferred and recognized over the remaining life of the contract, unless VSOE can be established for the delivered items, title passes to those items and all obligations are completed in which case we recognize revenue at acceptance.

•

Revenue for sales of consumables and equipment not related to a driver license production contract is recognized when the products have been shipped, ownership has been transferred, evidence of an arrangement exists, the sales price is fixed and determinable, and collectibility is reasonably assured. When significant obligations remain after products are delivered, such as for system integration or customer acceptance, revenue and related costs are deferred until such obligations are fulfilled.

•

Revenue from professional service arrangements is generally determined based on time and material or a cost plus a profit margin measure. Revenue for professional services is recognized as the services are performed. Progress towards completion is measured using costs incurred compared to the budgeted amounts contained in the contract. Losses on contracts, if any, are provided for in the period in which the loss becomes determinable. Billing for services rendered generally occurs within one month following when the services are provided.
•

Maintenance revenue is recognized when the maintenance amounts owed to the Company have been earned, are determinable, and collection is probable. Maintenance contracts are, at times, paid in advance and revenue is recognized ratably on a straight-line basis over the term of the service period.

•

Royalty revenue is recognized when the royalty amounts owed to the Company have been earned, are determinable, and collection is probable. Subscriptions are paid in advance and revenue is recognized ratably over the term of the subscription. These revenues include the licensing of digital watermarking products and services for use in authenticating documents, detecting fraudulent documents and deterring unauthorized duplication or alteration of high-value documents, for use in communicating copyright, asset management and business-to-business image commerce solutions, and for use in connecting analog media to a digital environment.

•

Software revenue is recognized in accordance with AICPA SOP No. 97-2, as amended by AICPA SOP No. 98-9. Revenue for licenses of the Company’s software products is recognized upon the Company meeting the following criteria: persuasive evidence of an arrangement exists; delivery has occurred; the vendor’s fee is fixed or determinable; and collectibility is probable. Software revenue is recognized over the term of the license or upon delivery and acceptance if the Company grants a perpetual license with no further obligations.

•	The Company records revenue from certain customers upon cash receipt as a result of collectibility not being reasonably assured.
•	Revenue earned which has not been invoiced is classified as unbilled trade receivables, which is included in the balance of trade accounts receivable, net in the consolidated balance sheets.
•	Deferred revenue consists of payments received in advance for professional services, subscriptions and hardware for which revenue has not been earned.

4. Segment Information

Geographic Information

The Company derives its revenue from a single reporting segment: secure identification and media management solutions. Revenue is generated in this segment through licensing and subscription of its various products and the delivery of contracted and consulting services related to these products. The Company markets its products in the United States and in non-U.S. countries through its sales personnel and its subsidiaries. The Company’s management evaluates resource allocation decisions and the performance of the Company based upon revenue by the geographic regions of the segment and does not receive discrete financial information about asset allocation and expense allocation on a disaggregated basis.

Revenue by geographic areas is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
United States	$25,388	$21,219	$49,810	$41,739
International	5,357	6,145	11,505	12,471
Total	$30,745	$27,364	$61,315	$54,210

Major Customers

No single customer accounted for more than 10% of the Company’s revenues for the three- and six-month periods ended June 30, 2008 and June 30, 2007, respectively.

5. Stock-Based Compensation

Stock-based compensation includes expense charges for all stock-based awards to employees and directors. Such awards include option grants, restricted stock awards, and shares expected to be purchased under an employee stock purchase plan.

Stock-based compensation recognized in the Company’s consolidated financial statements in the three- and six-month periods ended June 30, 2008 and 2007 is based on the value of the portion of the stock-based award that vested during the period, adjusted for expected forfeitures for stock-based awards granted prior to, but not fully vested as of, December 31, 2005 and stock-based awards granted subsequent to December 31, 2005. The compensation cost for awards granted prior to January 1, 2006 is based on the grant date fair value estimated in accordance with the pro forma provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, while awards granted on or after January 1, 2006 follow the provisions of SFAS 123(R) to determine the grant date fair value and compensation cost. Compensation cost for all stock-based awards is recognized using the straight-line method.

Determining Fair Value Under SFAS 123(R)

Stock Options

Valuation and Amortization Method. The Company estimates the fair value of stock-based awards granted using the Black-Scholes option pricing model. The Company amortizes the fair value of all awards on a straight-line basis over the requisite service periods, which are generally the vesting periods. The fair value of each option grant is estimated on the date of grant.

Expected Life. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and pre-vesting and post-vesting forfeitures. Stock options granted during the three- and six-month periods ended June 30, 2008 and 2007 generally vest over four years and have contractual terms of ten years.

Expected Volatility. The Company estimates the volatility of its common stock at the date of grant based on the historical volatility of its common stock using the Black-Scholes option pricing model based on historical stock prices over the most recent period commensurate with the estimated expected life of the award. This historical period excludes portions of time when unusual transactions occurred, such as a significant acquisition.

Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes option pricing model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term approximately equal to the expected life of the award.

Expected Dividend Yield. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes option pricing model.

Expected Forfeitures. The Company uses relevant historical data to estimate pre-vesting option forfeitures. The Company records stock-based compensation only for those awards that are expected to vest.

A summary of the weighted average assumptions and results for options granted during the periods presented is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Expected life (in years)	5.7	5.8	5.7	5.8
Expected volatility	44%	44%	44%	44%
Risk-free interest rate	2.5%	4.7%	2.5%	4.7%
Expected dividend yield	0%	0%	0%	0%
Expected forfeiture rate	15%	16%	15%	16%
Fair value	$4.97	$4.76	$3.88	$4.36

Employee Stock Purchase Plans

The Company also recognizes stock-based compensation in connection with its 1999 Employee Stock Purchase Plan. The plan, as amended on November 2, 2006, allows employees to purchase shares of Digimarc common stock through payroll deductions of up to 15% of their base compensation during each three-month plan period, up to a maximum deduction of $5.3 for each plan period, not to exceed $21 per year. The three-month plan periods begin December 1, March 1, June 1 and September 1. The price an employee pays for the shares is 85% of the lower of (i) the fair market value of Digimarc common stock at the beginning of the plan period or (ii) the fair market value at the end of the plan period. There were 33,644 and 67,558 shares purchased under the Company’s stock purchase plan during the three- and six-month periods ended June 30, 2008, respectively. There were 28,742 and 54,119 shares purchased under the Company’s stock purchase plan during the three- and six-month periods ended June 30, 2007, respectively.

The current offer period under the plan was terminated as of July 25, 2008 in connection with the anticipated close of the tender offer from L-1 and all payroll deductions have been refunded.

Restricted Stock and Market or Performance Based Vesting Shares

The Compensation Committee of the Board of Directors (the “Board”) awarded restricted stock shares under the Company’s 1999 Stock Incentive Plan, as amended, to certain officers, employees and directors. The shares subject to the restricted stock awards vest over a certain period, usually one to four years, following the date of the grant.

The fair value of restricted stock awards granted is based on the fair market value of the Company’s common stock on the date of the grant (measurement date), and is recognized over the vesting period of the related restricted stock using the straight-line method.

In addition to restricted stock shares that vest over time, the Compensation Committee awarded restricted stock that vests upon satisfaction of either market based or employee performance based conditions under the 1999 Stock Incentive Plan, as amended.

The fair value of restricted stock awards that vest upon the satisfaction of market based conditions is calculated using a Monte Carlo valuation model that results in a discount factor applied to the fair market value of the Company’s common stock on the date of the grant (measurement date). Compensation cost is recognized over the derived service period, which is shorter than the performance period, using the straight-line method. If the market condition is met prior to completion of the derived service period, all remaining expense is immediately recognized in the period the awards vest. Expense for market based awards is recognized if the employee completes the derived service period, regardless of whether the market condition is met. If the market condition is not met, the shares will be forfeited.

The fair value of restricted stock awards that vest upon the satisfaction of employee performance conditions is based on the fair market value of the Company’s common stock on the date of grant (measurement date). Management has determined it is probable that all performance conditions can be achieved; therefore, compensation cost is recognized on a straight line basis over the explicit service period. If the performance condition is satisfied early, all remaining compensation cost will be recognized in the period the condition is satisfied. If the performance vesting condition is not met by the end of the explicit service condition, all previously recognized compensation cost will be reversed and the shares will be forfeited.

Specific terms of the restricted stock awards (including market or performance based vesting share awards) are governed by restricted stock agreements between the Company and the award recipients.

Stock-based Compensation Under FAS 123(R)

The following table summarizes stock-based compensation expense related to stock-based awards under SFAS 123(R) for the three- and six-month periods ended June 30, 2008 and 2007, which was incurred as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Stock-based compensation:
Cost of revenue	$121	$109	$235	$215
Sales and marketing	191	185	359	392
Research, development and engineering	119	101	232	173
General and administrative	760	599	1,462	1,207
Intellectual property	17	13	34	25
Total stock-based compensation	$1,208	$1,007	$2,322	$2,012

At June 30, 2008, the Company had 1.3 million non-vested stock options that had a weighted average grant date price of $7.83. As of June 30, 2008, the Company had $9,530 of total unrecognized compensation cost related to non-vested stock-based awards granted under all equity compensation plans, including options, restricted stock, and employee stock purchase plan. Total unrecognized compensation cost will be adjusted for any future changes in estimated forfeitures. The Company expects to recognize this cost over a weighted average period of 1.34 years.

Stock Option Activity

As of June 30, 2008, under all of the Company’s stock-based compensation plans, options to purchase an aggregate of 6.7 million shares were outstanding, and options to purchase an additional 6.9 million shares were authorized for future grants under the plans. The Company issues new shares upon option exercises.

Options granted, exercised, canceled and expired under the Company’s stock option plans are summarized as follows:

Three-months ended June 30, 2008:	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at March 31, 2008	6,932,342	$13,40
Options granted	74,350	$11.20
Options exercised	(273,257)	$7.27
Options canceled	(32,753)	$10.72
Options expired	—	—
Outstanding at June 30, 2008	6,700,682	$13.64	5.40 years
Exercisable at June 30, 2008	5,402,548	$15.04	4.65 years

Six-months ended June 30, 2008:	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2007	6,691,725	$13.61
Options granted	420,100	$8.75
Options exercised	(294,426)	$7.21
Options canceled	(116,717)	$10.80
Options expired	—	—
Outstanding at June 30, 2008	6,700,682	$13.64	5.40 years
Exercisable at June 30, 2008	5,402,548	$15.04	4.65 years

5. Stock-Based Compensation

The following table summarizes information about stock options outstanding at June 30, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (Years)	Weighted Average Price	Number Exercisable	Weighted Average Price
$ 1.50 - $ 5.96	641,595	7.13	$5.59	455,067	$5.47
$ 6.00 - $ 6.46	507,990	7.19	$6.09	307,759	$6.06
$ 6.52 - $ 8.29	636,553	8.60	$7.61	197,593	$7.20
$ 8.46 - $ 9.49	726,608	7.67	$8.83	367,862	$8.79
$ 9.50 - $11.98	779,424	6.31	$11.15	674,255	$11.23
$12.07 - $12.55	221,550	3.40	$12.54	221,550	$12.54
$13.00 - $13.87	363,900	5.31	$13.17	355,400	$13.17
$14.02 - $14.11	124,300	2.86	$14.02	124,300	$14.02
$14.13	521,500	2.48	$14.13	521,500	$14.13
$14.40 - $14.95	105,400	4.54	$14.52	105,400	$14.52
$15.06 - $15.25	429,000	4.42	$15.24	429,000	$15.24
$15.34 - $15.71	311,228	5.03	$15.69	311,228	$15.69
$16.00 - $16.91	83,784	4.85	$16.56	83,784	$16.56
$17.00 - $17.88	222,500	3.49	$17.03	222,500	$17.03
$18.13 - $18.61	291,100	3.45	$18.18	291,100	$18.18
$19.35 - $19.93	130,500	3.52	$19.86	130,500	$19.86
$20.00 - $53.94	603,750	1.81	$36.57	603,750	$36.57
$0.50 - $53.94	6,700,682	5.40	$13.64	5,402,548	$15.04

At December 31, 2007, 5,454,008 options were exercisable at a weighted average price of $15.04.

At June 30, 2008, the aggregate intrinsic value of outstanding and exercisable stock options was $20,739 and $12,525, respectively. The aggregate intrinsic value is based on our closing price of $14.16 per share on June 30, 2008, which would have been received by the optionees had all of the options with exercise prices less than $14.16 per share been exercised on that date.

Restricted Stock and Market or Performance Based Vesting Shares Activity

The following table reconciles the unvested balance of restricted and performance shares:

Three-months ended June 30, 2008:	Number of Shares
Unvested balance, March 31, 2008	788,659
Granted	24,000
Vested	(27,555)
Canceled	(3,010)
Unvested balance, June 30, 2008	782,094

Six-months ended June 30, 2008:	Number of Shares
Unvested balance, December 31, 2007	554,953
Granted	347,280
Vested	(115,424)
Canceled	(4,715)
Unvested balance, June 30, 2008	782,094

6. Net Income (Loss) Per Share Computation

Net income (loss) per share (or earnings per share (“EPS”)) is calculated in accordance with SFAS No. 128, Earnings per Share, which provides that basic and diluted net income (loss) per share for all periods presented are to be computed using the weighted average number of common shares outstanding during each period, with diluted net income (loss) per share including the effect of potentially dilutive common shares.

The following table shows the reconciliation of weighted average basic shares to weighted average diluted shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	Shares (in 000’s)
Basic EPS
Weighted average shares outstanding	21,502	20,898	21,422	20,847
Effect of Dilutive Securities
Options	—	—	—	—
Restricted stock and performance vesting shares	—	—	—	—
Diluted EPS
Weighted average shares outstanding	21,502	20,898	21,422	20,847

Common stock equivalents related to stock options of 3,948 and 4,077 were excluded from diluted net loss per share calculations for the three- and six-month periods ended June 30, 2008, respectively, as their exercise price was higher than the average market price of the underlying common stock for the period and therefore their impact would be anti-dilutive. In addition, common stock equivalents related to stock options and restricted stock of 759 and 467 for the three- and six-month periods ended June 30, 2008, respectively, were excluded from diluted net loss per share as the Company was in a loss position and the inclusion would be anti-dilutive.

Common stock equivalents related to stock options of 4,429 and 4,366 were excluded from diluted net loss per share calculations for the three- and six-month periods ended June 30, 2007, respectively, as their exercise price was higher than the average market price of the underlying common stock for the period and therefore their impact would be anti-dilutive. In addition, common stock equivalents related to stock options and restricted stock of 729 and 891 for the three- and six-month periods ended June 30, 2007, respectively, were excluded from diluted net loss per share as the Company was in a loss position and the inclusion would be anti-dilutive.

7. Trade Accounts Receivable

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Revenue earned which has not been invoiced as of the balance sheet date, and generally billed the following month, is classified as unbilled trade receivables in the consolidated balance sheets.

	June 30, 2008	December 31, 2007
Billed trade receivables, net	$10,184	$12,396
Unbilled trade receivables	7,297	6,102
Trade accounts receivable, net	$17,481	$18,498

Trade accounts receivable, net includes $2,035 and $3,060 at June 30, 2008 and at December 31, 2007, respectively, of deferred revenue, billed in accordance with the provisions of the contracts with the Company’s customers.

Allowance for doubtful accounts

The allowance for doubtful accounts was $95 and $187 at June 30, 2008 and at December 31, 2007, respectively, and is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience and current information. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Major Customers

There was one customer that accounted for more than 10% of the Company’s trade and unbilled accounts receivable, net at June 30, 2008. No single customer accounted for more than 10% of the Company’s trade and unbilled accounts receivable, net at December 31, 2007.

8. Inventory

Inventory

Inventory consists primarily of the consumable materials used to manufacture identification cards, such as inks, laminates, and adhesives (considered raw material), equipment held for sale (considered finished goods) and deferred contract costs (considered either finished goods or in-process). Inventories are valued on a first-in, first-out basis at the lower of cost or market value (net realizable value).

	June 30, 2008	December 31, 2007
Equipment and deferred contract costs	$502	$1,213
Consumable materials, net	4,533	6,103
Inventory, net	$5,035	$7,316

Reserve for slow moving and obsolete inventory

The Company records a provision for excess and obsolete inventory based on changes in market conditions, sales orders, expected sales volumes, and technology advances. The provision was recorded in the period the circumstances occurred or were identified.

The reserve for slow moving and obsolete consumable materials was $94 and $138 at June 30, 2008 and at December 31, 2007, respectively. While the Company does not currently expect to be able to sell or otherwise use the reserved inventory it has on hand based upon its forecast and backlog, it is possible that one or more customers will decide in the future to purchase a portion of the reserved inventory.

9. Other Income (Expense), Net

Other income (expense), net consists primarily of interest received and paid and foreign currency translation gain or loss.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Other income (expense):
Interest income	$235	$362	$553	$774
Interest expense	(44)	4	(92)	(15)
Foreign currency and other	171	36	254	25
Total other income (expense), net	$362	$402	$715	$784

10. Income Taxes

Provision for Income Taxes. The provision for income taxes reflects expected tax expense in certain foreign jurisdictions. The Company has recorded a full valuation allowance against the Company’s net deferred tax assets at June 30, 2008 due to the uncertainty of realization of the Company’s net operating losses. The Company will continue to evaluate the realizability of the Company’s domestic and other foreign net deferred tax assets and may record additional benefits in future earnings if the Company determines the realization of these assets is more likely than not.

11. Commitments and Contingencies

Litigation

In 2004, three purported class action lawsuits were filed in the U.S. District Court for the District of Oregon against the Company and certain of its current and former directors and officers on behalf of purchasers of the Company’s securities during the period April 17, 2002 to July 28, 2004. These lawsuits were later consolidated into one action for all purposes. The amended complaint, which sought unspecified damages, asserted claims under the federal securities laws relating to the Company’s restatement of its financial statements for 2003 and the first two quarters of 2004 and alleged that the Company issued false and misleading financial statements and issued misleading public statements about the Company’s operations and prospects. On August 4, 2006, the court granted the Company’s motion to dismiss the lawsuit with prejudice and entered judgment in the Company’s favor. Plaintiffs appealed to the Ninth Circuit Court of Appeals. The appeal has been fully briefed but not yet scheduled for oral argument. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate timing of a decision in or the outcome of this matter.

On or about October 19, 2004, two purported shareholder derivative lawsuits were filed against certain of the Company’s officers and directors, naming the Company as a nominal defendant, in the Superior Court of the State of California for the County of San Luis Obispo. These lawsuits were consolidated into one action for all purposes on March 14, 2005. This suit claims that certain of these officers and directors breached their fiduciary duties to the Company’s stockholders and to the Company. The complaint is derivative in nature and does not seek relief from the Company. The Board appointed an independent committee to investigate the claims asserted in this derivative lawsuit. On July 19, 2005, the court granted the Company’s motion to dismiss these consolidated actions in favor of a shareholder derivative action to be filed by plaintiffs in the Circuit Court of the State of Oregon for the County of Washington. On August 25, 2005, the California plaintiffs filed two new derivative lawsuits in the United States District Court for the District of Oregon. On October 17, 2005, the defendants filed a motion to dismiss these complaints for lack of subject matter jurisdiction and failure to state a claim. In May of 2006, the Board committee, after completing its investigation, concluded that pursuit of the allegations would not be in the best interests of the Company or its stockholders. On August 24, 2006, the court granted the defendants’ motion and dismissed the lawsuit with prejudice. Plaintiffs filed a notice of appeal on September 22, 2006. The briefs to the Ninth Circuit were completed in June 2007, and the Company anticipates oral argument and a decision in 2008. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate timing or outcome of the matter.

On or about April 6, 2005, another purported shareholder derivative lawsuit was filed against certain of the Company’s officers and directors, and also naming the Company as a nominal defendant, in the Circuit Court for the State of Oregon for the County of Washington containing similar allegations to the complaints discussed above. That case was stayed pending the report of the Board committee referenced above, and was ultimately dismissed following the Board committee’s investigation.

Beginning in May 2001, a number of substantially identical class action complaints alleging violations of the federal securities laws were filed in the United States District Court for the Southern District of New York naming approximately 300 companies, including the Company, and their officers and directors and underwriters as defendants in connection with the initial public offerings of these companies. The plaintiffs allege that the defendants fraudulently inflated the share prices of these companies during and after their initial public offerings through an elaborate scheme characterized by tie-in agreements, undisclosed compensation and analyst conflicts. The plaintiffs also allege that the underwriter defendants required some substantial investors who requested allocations in the initial public offerings to participate in the scheme. Some of the Company’s officers and directors are named in the amended complaint pursuant to Section 11 of the Securities Act of 1933 and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 on the basis of an alleged failure to disclose the underwriters’ alleged compensation arrangements and manipulative practices. The complaint seeks unspecified damages. The individual officer and director defendants entered into tolling agreements and, pursuant to a court order dated October 9, 2002, were dismissed from the litigation without prejudice. The plaintiffs have continued to litigate their claims primarily against the underwriter defendants. The district court directed that the litigation proceed within a number of “focus cases” rather than in all of the 309 cases that have now been consolidated. The Company’s case is not one of these focus cases. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the district court’s class certification decision for these six focus cases. In response to that ruling, the plaintiffs amended their master allegations and the focus case complaints, and the defendants moved to dismiss those amended complaints. The court issued an opinion and order on March 26, 2008, essentially denying the motion to dismiss and allowing the case to continue. The cases are currently in settlement discussions. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the matter.

On October 10, 2007, a stockholder of the Company filed a lawsuit in the United States District Court for the Western District of Washington against several companies that acted as lead underwriters on the initial public offering of the Company. The complaint, which also named the Company as a nominal defendant but did not assert any claims against the Company, asserted claims against the underwriters under Section 16(b) of the Securities Exchange Act of 1934 for recovery of alleged short-swing profits on trades of the Company’s stock. On February 28, 2008, an amended complaint was filed, with the Company still named only as a nominal defendant. Similar complaints have been filed by this same plaintiff against a number of other issuers in connection with their initial public offerings, and the factual allegations are closely related to the allegations in the litigation pending in the United States District Court for the Southern District of New York which is described above in this Form 10-Q.

Certain of the Company’s product license and services agreements include an indemnification provision for claims from third parties relating to the Company’s intellectual property. Such indemnification provisions are accounted for in accordance with SFAS No. 5, Accounting for Contingencies. To date, there have been no claims made under such indemnification provisions.

The Company is subject from time to time to other legal proceedings and claims arising in the ordinary course of business. Although the ultimate outcome of these matters cannot be determined, management believes that, as of June 30, 2008, the final disposition of these proceedings will not have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company. No accrual has been recorded because the amounts are not probable or reasonably estimatable in accordance with SFAS No. 5, Accounting for Contingencies.

Performance Bonds

Some governmental authorities require performance bonds that we are obligated to maintain during the life of the contract. Often, the terms of these bonds require that we obtain letters of credit to secure our obligations under the bonds. The letters of credit may in turn require us to maintain large restricted cash reserves as security, reducing our ability to use these funds for our other business purposes. Even with the availability of such cash reserve guarantees, we may not be able to obtain such performance bond underwriting at a favorable rate or at all. Our failure to be able to provide such performance bonds may preclude us from bidding on new government contracts or maintaining our existing contracts for their full terms. In addition, these performance bonds may provide for security interests covering our receivables or other assets, which could cause additional financing to be more difficult or more expensive to obtain. The size, nature and purpose of, and the risks and uncertainties associated with, public sector contracts can potentially cause our results to fluctuate and anticipated revenue to decrease significantly.

12. Quarterly Financial Information

Quarter ended:	March 31	June 30	September 30	December 31
2008
Total revenue	$30,570	$30,745
Total cost of revenue	18,623	19,339
Gross profit	11,947	11,406
Gross profit percent	39%	37%
Sales and marketing	4,623	4,473
Research, development and engineering	2,278	2,488
General and administrative	4,584	4,136
Amortization of intangibles	420	463
Intellectual property	545	513
Acquisition related costs	1,089	1,448
Operating income (loss)	(1,592)	(2,115)
Net income (loss)	(1,361)	(1,955)
Net income (loss) per share—basic	(0.06)	(0.09)
Net income (loss) per share—diluted	(0.06)	(0.09)
2007
Total revenue	$26,846	$27,364	$27,132	$28,422
Total cost of revenue	16,815	17,077	16,367	17,769
Gross profit	10,031	10,287	10,765	10,653
Gross profit percent	37%	38%	40%	37%
Sales and marketing	4,277	4,365	4,103	3,870
Research, development and engineering	2,042	1,883	1,691	1,707

General and administrative	4,098	3,809	3,724	3,978
Amortization of intangibles	500	509	451	532
Intellectual property	499	476	429	432
Operating income (loss)	(1,385)	(755)	367	134
Net income (loss)	(1,022)	(495)	772	300
Net income (loss) per share—basic	(0.05)	(0.02)	0.04	0.01
Net income (loss) per share—diluted	(0.05)	(0.02)	0.04	0.01